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                                                              Exhibit 5.1

                                  DEWEY BALLANTINE

                                333 SOUTH HOPE STREET
                         LOS ANGELES, CALIFORNIA 90071-1406
                    TELEPHONE 213 626-3399 FACSIMILE 213 625-0562

                                 March 23, 1995

Richey Electronics, Inc.
7441 Lincoln Way
Garden Grove, California 92641
Attention:  William C. Cacciatore

Gentlemen:

          We have acted as counsel to Richey Electronics, Inc., a Delaware corporation (the "Company"), in connection with the proposed public offering (the "Offering") of up to 3,000,000 shares (the "Firm Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), and up to an additional 450,000 shares (the "Option Shares") of the Common Stock, which may be sold pursuant to an over-allotment option granted to the several underwriters of the Offering. Of the Option Shares, 165,000 shares will be sold by the Company and 285,000 shares will be sold by certain stockholders (the "Selling Stockholders") to the extent the underwriters exercise their over-allotment option. The Company has filed a Registration Statement on Form S-2 (the "Registration Statement"), which the Company initially filed with the Securities and Exchange Commission on February 23, 1995 (File No. 33-89690), pursuant to the Securities Act of 1933, as amended, with respect to the Offering. As such counsel, we have been requested to render this opinion.

          We have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. For the purpose of rendering the opinion set forth herein, we have been furnished with and examined the following documents:

          1. The Restated Certificate of Incorporation of the Company, as amended and presently in effect;

          2.   The Bylaws of the Company, as amended and presently in effect;

          3.   The Registration Statement, as amended through the date hereof;
and

          4. Records of proceedings of the Board of Directors of the Company pertaining to the Offering.

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Richey Electronics, Inc.
March 23, 1995
Page 2


          With respect to all of the foregoing documents, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company such advice as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such advice.

          Based on the foregoing and solely in reliance thereon, we are of the opinion that:

          A. The Firm Shares and the Option Shares to be sold by the Company have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

          B. The Option Shares to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.

          We hereby disclaim any obligation to notify any person or entity after the date hereof if any change in fact or law should change our opinion with respect to any matter set forth in this letter. This opinion letter may not be relied upon by any other person or entity and may not be circulated, quoted, or cited in whole or in part, without our express prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

                              Very truly yours,

                              /s/ Dewey Ballantine